                                                                  EXHIBIT (A)(5)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)

                                      of

                       Interlink Computer Sciences, Inc.

                                      at
                              $7.00 Net per Share
                                      by

                      Sterling Software (Southwest), Inc.
                    an indirect wholly owned subsidiary of

                            Sterling Software, Inc.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, APRIL 26, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                 March 30, 1999

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase dated March 30, 1999 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Sterling Software (Southwest), Inc., a Delaware corporation ("Purchaser"), and an indirect wholly owned subsidiary of Sterling Software, Inc., a Delaware corporation ("Parent"), to purchase for cash all outstanding shares of common stock, par value $.001 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Interlink Computer Sciences, Inc., a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The offer price is $7.00 per Share, net to you in cash without interest.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), and has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

    4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, April 26, 1999, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which, when added to the Shares beneficially owned by Parent, Purchaser or any other subsidiary of Parent (if any), represents at least a majority of the Shares outstanding (on a fully diluted basis) on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase.

    6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Except as disclosed in the Offer to Purchase, Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                       INSTRUCTIONS WITH RESPECT TO THE
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                       INTERLINK COMPUTER SCIENCES, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 30, 1999 and the related Letter of Transmittal in connection with the Offer by Sterling Software (Southwest), Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sterling Software, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and together with the Common Stock, the "Shares"), of Interlink Computer Sciences, Inc., a Delaware corporation.

  This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:*           Shares

Dated:       , 1999

                                          _____________________________________


                                          _____________________________________
                                                      Signature(s)


                                          ____________________________________,
                                                      Print Name(s)


                                          ____________________________________,


                                          ____________________________________,
                                                       Address(es)


                                          ____________________________________,
                                             Area Code and Telephone Number


                                          ____________________________________,
                                            Tax ID or Social Security Number
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.